TECHNOLOGY RESOURCES, INC.

3066 Landmark Blvd. Suite 1305

Palm Harbor, Florida 34684

Phone (727)781-3656 Fax (727)771-6361

FEE AGREEMENT - PERMANENT HIRE

              IN CONSIDERATION of the covenants contained herein, PACIFIC CREST TECHNOLOGY, INC. (Employer”), and TECHNOLOGY RESOURCES, INC. (“TRI”), a Florida corporation, agrees as follows:

1.    Engagement. The Employer hereby engages TRI to find prospective candidates for the Employer. *

2.    Term. The Term of this Agreement is one year commencing on the date of this Agreement, unless terminated earlier as provided for in this Agreement. The Term shall be automatically renewed for successive one-year renewal terms, which renewal terms may be terminated by either party upon 30 days written notice to the other party. No candidate placement, which occurred prior to receipt of notice of termination, shall in any way be affected by such termination; and TRI shall continue to receive compensation as stated in paragraph 3.

3.    Compensation. All fees generated pursuant to this Agreement are on a contingency basis. As full compensation for all of TRI’s services to Employer for each candidate placed, Employer shall pay to TRI a fee of 20% of the candidate’s first year annual salary to be invoiced on date of hire. SEE ATTACHED ADDENDUM “A”. Employer acknowledges that compensation shall be due and payable to TRI after its acceptance of a candidate (regardless of whether Employer has prior knowledge about, contact with, information pertaining to a candidate).

4.    Guarantee. TRI grants to Employer a 90-day guarantee in the event that the candidate does not meet the requirements of the Employer. In the event that a candidate voluntarily leaves or is terminated by the Employer with or without cause, TRI will replace the candidate with another candidate suitable to the Employer. The exception to this would be if Employer has a layoff and candidate is terminated as a result. In this case TRI has no obligation to replace candidate.

5.    Expenses and Obligations. The expenses borne by Employer and TRI in connection with this Agreement shall be borne by the respective party who incurs the expense. TRI shall bear all expenses relating to the search process, and Employer shall bear all interview expenses occurred by potential candidates during the search process, unless expressly provided herein. Relocation expenses will be negotiated between Employer and successful candidates. Neither party shall be authorized to bind the other party to or for any obligations.

6.    Indemnification. Employer agrees to indemnify TRI against any liability for intentional or negligent acts or omissions of Employer. TRI agrees to indemnify Employer against any liability for intentional or negligent acts or omissions of TRI.

7.    Confidentiality. Employer acknowledges that it has been and will be entrusted with confidential information and secrets, both technical and non-technical, concerning the affairs of TRI and its candidates. Employer agrees (1) that all Confidential Information of TRI and its candidates shall be used solely for the purpose contemplated hereunder; (2) that such Confidential Information will be kept confidential by the receiving party; and (3) that Employer will not, during the term of this Agreement, or any time hereafter, either directly or indirectly, disclose any such confidential information or secrets to any person, firm or corporation or make any use whatsoever of such confidential information or secrets without the prior written and express permission or TRI and its candidates. In the event that Employer divulges information about a candidate of TRI to any source resulting in the hiring of said candidate’s services, Employer shall be liable to TRI for all fees as stated above in paragraph 3.

8.    Payment of Invoices. Employer agrees that all invoices submitted by TRI are payable in full within 30 days of candidate’s start date.

9.    Governing Law and Enforcement. This agreement shall be governed by and interpreted in accordance with the laws of the state of Florida. In the event that either of the parties to this Agreement shall resort to legal process in order to enforce any of the terms, conditions or covenants of this Agreement, or to remedy any breach thereof, the prevailing party shall be entitled to recover the costs of such enforcement, including reasonable attorneys’ fees and court costs, whether incurred prior to or during trial, on appeal or in any bankruptcy proceeding. Pinellas County, Florida, shall be proper venue for any litigation involving this Agreement.

10.  Miscellaneous. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, if any, relation to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires. If any terms or provisions of this Agreement become illegal or unenforceable, the remaining terms and provisions shall nevertheless be valid, binding and subsisting.

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TRI RECRUITS CANDIDATES TO FILL EMPLOYER’S REQUREMENTS ON THE BASIS OF THEIR EXPERIENCE, SKILLS AND QUALIFICATIONS. TRI WILL REFER CANDIDATES WITHOUT REGARD TO RACE, COLOR, NATIONAL ORIGIN, SEX, AGE OR PHYSICAL HANDICAP.

IN WITNESS WHEREOF the parties have executed this Agreement on this 14th day of April 2004.

TECHNOLOGY RESOURCES, INC. (TRI)

A FLORIDA CORPORATION

3066 Landmark Blvd. Suite 1305

Palm Harbor, Florida 34684

BY/s/ WILLIAM S. LEE

         WILLIAM S. LEE, PRESIDENT/CEO

PACIFIC CREST TECHNOLOGY, INC.

19801 SW 72ND AVENUE, SUITE 350

TUALATIN, OREGON 97062

BY/S/ KERRY PADRICK

         KERRY PADRICK, CEO